BEN & JERRY'S HOMEMADE, INC.
 			COMPUTATION OF NET INCOME PER COMMON SHARE
 			(In thousands except per share amounts)





                            			Thirteen weeks ended				Thirty-nine weeks ended
                              			9/30/95	 	9/24/94	      9/30/95    	9/24/94

Primary:
Average shares outstanding	     		 7,177  		 7,151     		  7,157       7,147
Net effect of dilutive stock
  options -
 	based on the treasury stock
 	method using average
 	market price		                      83 		 		                41

Totals			                          7,260     7,151         7,198    	 7,147
Net Income	                       $2,525    $1,415  		    $5,089     $3,032
Per share amount	                		$0.35   		$0.20 		      $0.71    		$0.42


Fully diluted:
Average shares outstanding		     	 7,177     7,151         7,157      7,147
Net effect of dilutive stock
  options -
 	based on the treasury stock
 	method using quarter-end
	market price which is greater
	than average market price         		103 	   		              	60 	       	1

Totals			                          7,280     7,151         7,217      7,148
Net Income			                     $2,525 	  $1,415        $5,089     $3,032
Per share amount			                $0.35   		$0.20       		$0.71    		$0.42